Exhibit 99.1

Oncothyreon Reports Full Year and Fourth Quarter 2012

Financial Results

Company to Hold Conference Call at 8:30 a.m. EST Today

SEATTLE, WASHINGTON, March 14, 2013/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the year and quarter ending December 31, 2012.

Loss from operations for the year ended December 31, 2012 was $28.5 million, compared with $24.7 million for the year ended December 31, 2011. The increase in loss from operations primarily resulted from an increase in research and development expenses to $22.0 million from $17.9 million, partially offset by a decrease in general and administrative expenses to $6.5 million from $6.9 million. The increase in research and development expenses in 2012 compared to 2011 was primarily the result of increased development activity for Oncothyreon’s product candidate, PX-866. The decrease in general and administrative expenses in 2012 compared to 2011 was primarily the result of a non-cash reduction in share-based compensation related to the decrease in fair value of the restricted share unit liability, whose value was affected by the change in our stock price. The reduction in share-based compensation was partly offset by higher salaries and benefits expense due to increased headcount and higher legal and accounting expenses related to patents and regulatory compliance.

Net loss for the year ended December 31, 2012 was $3.4 million or $0.06 per basic and $0.53 per diluted share, compared with net loss of $42.7 million, or $1.12 per basic and diluted share, for the year ended December 31, 2011. The decrease in net loss was primarily attributable to non-cash income of $25.5 million as a result of the change in fair value of warrant liability for the year ended December 31, 2012 compared to a non-cash expense of $17.6 million for the year ended December 31, 2011, partially offset by an increase in operating expenses to $28.5 million in 2012 from $24.8 million in 2011.

Loss from operations for the quarter ended December 31, 2012 was $7.0 million compared with $6.6 million for the quarter ended December 31, 2011. The increase in loss from operations resulted from an increase in research and development expenses to $5.7 million from $4.2 million, partially offset by a decrease in general and administrative expenses to $1.3 million from $2.4 million. The increase in research and development expenses in the fourth quarter of 2012 compared to the fourth quarter of 2011 was primarily the result of increased development activity for Oncothyreon’s product candidate, PX-866. The decrease in general and administrative expenses in the fourth quarter of 2012 compared to the fourth quarter of 2011 was primarily the result of a non-cash reduction of share based compensation related to the decrease in fair value of the restricted share unit liability, whose value was affected by the change in Oncothyreon’s stock price.

Net income for the quarter ended December 31, 2012 was $4.3 million, or $0.07 per basic share and $0.12 net loss per diluted share, compared with a net loss of $11.5 million or $0.27 per basic and diluted share for the comparable period in 2011. The net income in 2012 compared to the net loss in 2011 was primarily the result of $11.2 million in non-cash income from the change in fair value of warrant liability for the quarter ended December 31, 2012 compared to a non-cash expense of $4.8 million for the quarter ended December 31, 2011, partially offset by an increase in operating expenses to $7.0 million in the fourth quarter of 2012 compared to $6.6 million in the fourth quarter of 2011.

As of December 31, 2012, Oncothyreon’s cash, cash equivalents and investments were $83.8 million, compared to $66.4 million at December 31, 2011, an increase of $17.4 million, or 26.2 percent. The increase was attributable to the closing of an underwritten public offering in April 2012 of 13,512,500 shares of Oncothyreon common stock, which generated net proceeds of approximately $50.3 million. This increase was offset in part by $27.3 million cash used in operations, $4.1 million cash used in repayment in full of a term loan with General Electric Capital Corporation (GECC), $0.9 million cash used for principal payments on notes payable, and $0.8 million cash used in capital expenditures during the year ended December 31, 2012.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2013 are expected to be slightly higher compared to 2012, primarily as a result of the continuing development of PX-866 and the ongoing Phase 1 clinical trial of ONT-10. Oncothyreon currently expects cash used in operations in 2013 to be approximately $30 to $33 million. As a result, Oncothyreon estimates that its existing cash, cash equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, March 14, 2013 at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss its full year and fourth quarter 2012 financial results and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its clinical trials of its products candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenue
Licensing revenue from collaborative & licensing agreements	$—	$—	$—	$145
Expenses
Research and development	5,653	4,151	22,001	17,915
General and administrative	1,317	2,407	6,498	6,929

Total operating expenses	6,970	6,558	28,499	24,844

Loss from operations	(6,970)	(6,558)	(28,499)	(24,699)

Other income (expense)
Investment and other income (expense), net	40	15	(127)	305
Interest expense	—	(178)	(309)	(631)
Change in fair value of warrant liability	11,184	(4,783)	25,520	(17,631)

Total other income (expense), net	11,224	(4,946)	25,084	(17,957)

Net income (loss)	$4,254	$(11,504)	$(3,415)	$(42,656)

Net income (loss) per share - basic	$0.07	$(0.27)	$(0.06)	$(1.12)
Net income (loss) per share - diluted	$(0.12)	$(0.27)	$(0.53)	$(1.12)
Shares used to compute basic net income (loss) per share	57,194,654	43,154,697	53,728,672	38,197,666

Shares used to compute diluted net income (loss) per share	57,786,081	43,154,697	54,899,955	38,197,666

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of December 31,
	2012	2011
Cash, cash equivalents and investments	$83,756	$66,407
Total assets	$89,435	$71,539
Long term liabilities	$4,041	$33,236
Stockholders’ equity	$82,323	$33,433
Common shares outstanding	57,216,237	43,613,107